Exhibit (h)(1)

MANAGEMENT FEE WAIVER AGREEMENT

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

345 Park Ave, 31st Floor

New York, NY 10154

February 20, 2025

Blackstone Private Credit Strategies LLC

345 Park Ave

New York, NY 10154

Ladies and Gentlemen:

Blackstone Private Credit Strategies LLC (the “Adviser”), hereby agrees, for a six (6) month period beginning from the date Blackstone Private Multi-Asset Credit and Income Fund (the “Fund”) completes its first sale of shares in its public offering (the “Limitation Period”), to fully waive its management fee (the “Fee Waiver”) payable under the Investment Advisory Agreement, dated February 20, 2025, between the Adviser and the Fund. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Fund’s registration statement.

This agreement (the “Agreement”) shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

By:	/s/ Heather von Zuben
Name:	Heather von Zuben
Title:	Chief Executive Officer

BLACKSTONE PRIVATE CREDIT STRATEGIES LLC

By:	/s/ Oran Ebel
Name:	Oran Ebel
Title:	Authorized Signatory

[Signature Page to Management Fee Waiver Agreement]